EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2018 Results

Quarterly Operating Income Increases to $27.0 million

Annual Operating Income More Than Doubled to $93.2 million

EDINBURG, Va., Feb. 28, 2019 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced strong fourth quarter financial and operating results, reflecting record subscriber additions in both the Wireless and Cable segments. The net addition of 9,639 postpaid wireless customers during the quarter set an all-time high during Shentel's nearly two-decade relationship with Sprint. Growth in the Cable segment was led by strong sales of the Company's newly introduced PowerHouse broadband service. These successes drove quarterly operating income to $27.0 million.

Shentel's solid fourth quarter performance closed out a strong fiscal 2018, with significant increases in consolidated revenue and operating income, and improved OIBDA. Consolidated revenue increased to $630.9 million, compared to $612.0 million in 2017. Operating income more than doubled from $46.5 million in 2017 to $93.2 million in 2018. Adjusted OIBDA was $285.7 million for 2018 compared with $280.9 million in 2017.

Fourth Quarter 2018 Highlights

  Operating revenue of $161.5 million grew 6.5%
  Operating income up 49.1% to $27.0 million
  Net income of $14.9 million, or $0.31 per basic share
  Adjusted OIBDA of $73.2 million

Full Year 2018 Highlights

  Operating revenue of $630.9 million grew 3.1%
  Operating income more than doubles to $93.2 million
  Net income of $46.6 million, or $0.94 per basic share
  Adjusted OIBDA of $285.7 million

Please refer to our Fourth Quarter 2018 Earnings Presentation Supplement available at https://investor.shentel.com/ for additional information, including matters that will be referenced during the Company’s conference call. Included in this release are certain non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Please refer to page 10 for additional information for non-GAAP measures.

Results

Consolidated  Fourth Quarter 2018 Results

  Net income for the three months ended December 31, 2018 was $14.9 million, or $0.31 per share, compared with net income of $60.6 million, or $1.23 per share, in the fourth quarter of 2017.

    Effective January 1, 2018, the Company adopted the new revenue recognition standard (Topic 606) that requires the Company to record costs such as commissions for the national sales channel that are settled separately with Sprint as reductions of revenue.  The impact of adopting Topic 606 is detailed in the section titled "Impact of Topic 606".

    Fourth quarter 2017 included a one-time non-cash tax benefit of approximately $53.4 million as a result of the enactment of the Tax Cuts and Jobs Act in December of 2017.

  Operating revenue for the fourth quarter of 2018 was $161.5 million, representing a year-over-year increase of 6.5%, driven by growth in Wireless and Cable subscribers.

  Operating expenses for the three months ended December 31, 2018 were $134.5 million, compared with $133.5 million for the equivalent quarter in the prior year.

  Operating income increased 49.1% in the fourth quarter of 2018 to $27.0 million from $18.1 million in the equivalent quarter of the prior year.

  Adjusted OIBDA increased 3.1% to $73.2 million for the three months ended December 31, 2018, driven by subscriber based revenue growth in Wireless and Cable.

  Wireless

   ·  Wireless operating revenue increased $7.5 million, to $119.0 million compared with the three months ended December 31, 2017, primarily driven by growth in postpaid and prepaid PCS subscribers, improvements in average monthly churn, and was partially offset by a decline in postpaid average revenue per subscriber primarily related to promotions and discounts.

   ·  Wireless operating expenses decreased 8.0% in the fourth quarter of 2018 to $93.0 million, compared with $99.6 million for the three months ended December 31, 2017, primarily due to reducing back-office expenses that were required to support former nTelos subscribers that migrated to Sprint's back-office in 2017 and a reduction in acquisition, integration and migration expenses as the integration of the acquired nTelos business was completed during 2017.

   ·   Wireless Adjusted OIBDA for the three months ended December 31, 2018 was $63.2 million, compared with $56.6 million for the three months ended December 31, 2017. Wireless Continuing OIBDA for the three months ended December 31, 2018 was $53.6 million, compared with $47.6 million for the three months ended December 31, 2017.

  Cable

     ·   Cable operating revenue for the fourth quarter of 2018 was $32.9 million, representing a quarter over quarter increase of 7.9% compared with $30.5 million for the prior year fourth quarter. This growth was primarily due to increases in our broadband and voice subscribers, higher video rates and our customers selecting or upgrading to higher-speed data access packages.

   ·   Cable operating expenses for the fourth quarter of 2018 were $26.6 million, a quarter over quarter increase of 5.9% compared with $25.1 million for the three months ended December 31, 2017. The increase was primarily due to new fiber contracts and installation services that were driven by growth in our customer base. The Company lost 3,013 video users while adding 4,261 broadband users and 811 voice users, since December 31, 2017.

   ·   Cable Adjusted OIBDA for the three months ended December 31, 2018 was $12.6 million, compared with $11.3 million for the three months ended December 31,
  2017.

  Wireline

   ·   Wireline operating revenue for the three months ended December 31, 2018 was $18.7 million, compared with $20.7 million for the prior year fourth quarter. The decrease in operating revenue was primarily attributable to repricing Wireless backhaul circuits to market rates and migrating Wireless voice traffic from traditional circuit-switched facilities to more cost effective Voice over IP ("VoIP") facilities.

   ·   Wireline operating expenses for the three months ended December 31, 2018 were $15.5 million, compared with $15.3 million for the three months ended December 31, 2017. This increase was primarily attributable to the expansion of the underlying network assets and investments in infrastructure necessary to support the growth in our fiber network.

   ·   Wireline Adjusted OIBDA for the three months ended December 31, 2018 was $6.7 million, compared with $8.8 million for the prior year equivalent quarter.

Consolidated Full Year 2018 Results

  Net income in 2018 was $46.6 million, or $0.94 per share, compared with net income of $66.4 million, or $1.35 per share, in 2017.

    The impact of adopting Topic 606 is detailed in the section titled "Impact of Topic 606".

    2017 included a one-time non-cash tax benefit of approximately $53.4 million as a result of the enactment of the Tax Cuts and Jobs Act in December of 2017.
  Operating revenue in 2018 was $630.9 million, representing a year-over-year increase of 3.1%, compared with $612.0 million in 2017 driven by Wireless and Cable operations.

  Operating expenses in 2018 were $537.6 million, compared with $565.5 million in 2017 primarily due to the absence of acquisition, integration and migration costs related to the completion of the transformation of the nTelos network in 2017 as well as lower depreciation and amortization costs due to the retirement of assets acquired with nTelos, partially offset by increased costs necessary to support our continued growth and expansion.

  Operating income increased 100.5% in 2018 to $93.2 million from $46.5 million in 2017.

  Adjusted OIBDA increased 1.7% in 2018 to $285.7 million,  fueled by the continued expansion of our Wireless segment and growth in Cable's broadband subscribers.

  Wireless

   ·   Wireless operating revenue increased $7.6 million, to $462.7 million compared with 2017, primarily driven by growth in postpaid and prepaid PCS subscribers, improvements in average monthly churn, and was partially offset by a decline in postpaid average revenue per subscriber primarily related to promotions and discounts.

   ·   Wireless operating expenses in 2018 were $369.8 million, compared with $420.9 million in 2017, a year over year decrease of 12.1%, primarily due to repricing Wireless backhaul circuits to market rates, migrating Wireless voice traffic from traditional circuit-switched facilities to more cost effective VoIP facilities, reducing back-office expenses that were required to support former nTelos subscribers that migrated to Sprint's back-office in 2017, and a reduction in acquisition, integration and migration expenses as the integration of the acquired nTelos business was completed during 2017.

   ·   Wireless Adjusted OIBDA in 2018 was $243.4 million, compared with $230.4 million in 2017. Wireless Continuing OIBDA in 2018 was $205.7 million, compared with $194.3 million in 2017.

  Cable

   ·   Cable operating revenue in 2018 was $128.9 million, representing a year over year increase of 8.2% compared with $119.2 million in 2017. This growth was primarily due to increases in our broadband and voice subscribers, higher video rates, and our customers selecting or upgrading to higher-speed data access packages.

   ·   Cable operating expenses in 2018 were $105.1 million, a year over year increase of 1.8% compared with $103.3 million in 2017. The increase was primarily due to new fiber contracts and installation services that were driven by growth in our customer base. The Company lost 3,013 video users while adding 4,261 broadband users and 811 voice users, since December 31, 2017.

   ·   Cable Adjusted OIBDA in 2018 was $48.3 million, compared with $40.5 million in 2017.

  Wireline

   ·   Wireline operating revenue in 2018 was $77.1 million, compared with $79.3 million in 2017. The decrease in operating revenue was primarily attributable to repricing Wireless backhaul circuits to market rates and migrating Wireless voice traffic from traditional circuit-switched facilities to more cost effective Voice over IP ("VoIP") facilities.

   ·   Wireline operating expenses in 2018 were $59.3 million, compared with $58.3 million in 2017. This increase was primarily attributable to the expansion of the underlying network assets and investments in infrastructure necessary to support the growth in our fiber network.

   ·   Wireline Adjusted OIBDA in 2018 was $31.3 million, compared with $34.3 million in 2017.

"2018 was a strong year for Shentel, as demonstrated by solid consolidated revenue growth, significantly increased operating income and improved OIBDA," said President and CEO Christopher E. French. "During the past few years, we've strategically expanded our geographic reach and upgraded our network to ensure that we provide the most reliable coverage and highest data speeds and bandwidth in the areas we serve. Throughout 2018 we saw the benefits of these efforts as distribution levels and activation rates steadily increased. We believe our state-of-the-art network and expanded market coverage competitively position us to continue to capture market share and to grow our leadership position as the telecommunications provider of choice in the communities in which we operate."

"We achieved customer growth in all of our operating segments during fiscal 2018, highlighted by record customer adds in both our Wireless and our Cable segments during the fourth quarter," French continued. "Consumer reliance on wireless connectivity continues to increase exponentially, and our robust network meets and exceeds customer expectations for reliability and capacity. Likewise, in the Cable segment our high bandwidth capabilities are attractive to new customers and play a key role in our ability to transition existing customers to upgraded service packages. We're pleased with our achievements in 2018 and with our visibility today we believe we are well positioned to leverage our extensive coverage area, high caliber network and exceptional service to cultivate continued momentum as we move through 2019."

Other Information

Capital expenditures were $136.6 million for the year ended December 31, 2018 compared with $146.5 million in the comparable 2017 period.

The Company declared a cash dividend of $0.27 per share. The dividend was an increase of $0.01 per share or 3.8% over the 2017 dividend and was paid on November 30, 2018, to shareholders of record as of the close of business on November 12, 2018. The total payout to shareholders, before reinvestment, was approximately $13.4 million. The Company has paid an annual dividend every year since 1960, when its predecessor Shenandoah Telephone Company declared its first dividend.

Outstanding debt at December 31, 2018 totaled $770.2 million, net of unamortized loan costs, compared to $822.0 million as of December 31, 2017.  As of December 31, 2018, no amounts were outstanding under the revolving line of credit. The total leverage ratio as of December 31, 2018 was 2.54.

On November 9, 2018, the Company amended its credit agreement resulting in a 25 basis point reduction in the applicable base interest rate, extended maturity of both term loans and reduced near-term principle payments. Including our first quarter credit agreement amendment we reduced our base interest rate by 75 basis points in 2018.

Conference Call and Webcast

Teleconference Information:

Date: February 28, 2019
Time: 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 3786506

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through March 28, 2019 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
James.Woodward@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Operating revenue
Service revenue and other	$142,637	$149,602	$562,456	$601,673
Equipment revenue	18,847	2,015	68,398	10,318
Total operating revenue	161,484	151,617	630,854	611,991
Operating expenses:
Cost of services	47,660	42,977	194,022	188,721
Cost of goods sold	17,952	5,554	63,959	22,786
Selling, general and administrative	27,105	40,563	113,222	165,937
Acquisition, integration and migration expenses	—	1,157	—	11,030
Depreciation and amortization	41,773	43,256	166,405	177,007
Total operating expenses	134,490	133,507	537,608	565,481
Operating income (loss)	26,994	18,110	93,246	46,510
Other income (expense):
Interest expense	(7,663)	(9,925)	(34,847)	(38,237)
Gain (loss) on investments, net	(387)	169	(275)	564
Non-operating income (loss), net	1,218	938	3,988	4,420
Income (loss) before income taxes	20,162	9,292	62,112	13,257
Income tax expense (benefit)	5,310	(51,303)	15,517	(53,133)
Net income (loss)	$14,852	$60,595	$46,595	$66,390

Net income (loss) per share, basic and diluted:
Basic net income (loss) per share	$0.31	$1.23	$0.94	$1.35
Diluted net income (loss) per share	$0.30	$1.21	$0.93	$1.33
Weighted average shares outstanding, basic	49,587	49,298	49,542	49,150
Weighted average shares outstanding, diluted	50,112	50,043	50,063	50,026

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2018	December 31, 2017

Cash and cash equivalents	$85,086	$78,585
Other current assets	125,116	94,310
Total current assets	210,202	172,895

Investments	10,788	11,472
Property, plant and equipment, net	701,359	686,327
Intangible assets, net	366,029	380,979
Goodwill	146,497	146,497
Deferred charges and other assets, net	49,891	13,690
Total assets	$1,484,766	$1,411,860

Total current liabilities	88,539	137,584
Long-term debt, less current maturities	749,624	757,561
Other liabilities	204,356	166,493
Total shareholders’ equity	442,247	350,222
Total liabilities and shareholders’ equity	$1,484,766	$1,411,860

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	2018	2017
Cash flows from operating activities:
Net income (loss)	$46,595	$66,390
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	142,111	151,063
Amortization	24,294	25,944
Amortization reflected as rent expense in cost of services	342	1,528
Bad debt expense	1,983	2,179
Stock based compensation expense, net of amount capitalized	4,959	3,580
Waived management fee	37,763	36,056
Deferred income taxes	6,208	(54,055)
Other adjustments	(1,135)	311
Changes in assets and liabilities	2,527	(10,066)
Net cash provided by (used in) operating activities	$265,647	$222,930

Cash flows from investing activities:
Acquisition of property, plant and equipment	(136,641)	(146,489)
Proceeds from sale of assets	840	980
Cash disbursed for acquisition, net of cash acquired	(52,000)	(6,000)
Release of restricted cash	—	—
Cash distributions (contributions) from investments and other	1	14
Net cash provided by (used in) investing activities	$(187,800)	$(151,495)

Cash flows from financing activities:
Principal payments on long-term debt	(51,264)	(36,375)
Proceeds from revolving credit facility borrowings	15,000	—
Proceeds from credit facility borrowings	—	25,000
Principal payments on revolving credit facility	(15,000)	—
Payments for debt issuance costs	(3,971)	—
Dividends paid, net of dividends reinvested	(12,866)	(12,257)
Taxes paid for equity award issuances	(3,245)	(5,411)
Net cash provided by (used in) financing activities	$(71,346)	$(29,043)
Net increase (decrease) in cash and cash equivalents	6,501	42,392
Cash and cash equivalents, beginning of period	$78,585	$36,193
Cash and cash equivalents, end of period	85,086	78,585

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest, net of capitalized interest of $1,556, $1,559 and $1,374 in 2018, 2017 and 2016, respectively	$33,034	$33,495
Income tax (refunds received) paid, net	$(2,721)	$20,066
Capital expenditures payable	$23,501	$7,254

Impact of Topic 606
The Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018, using the modified retrospective method. The following tables identify the impact that the application of Topic 606 had on the Company for the fourth quarter and full year 2018:

	Three Months Ended December 31, 2018
		Topic 606 Impact - CONSOLIDATED
($ in thousands, except per share amounts)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 12/31/2018
Service revenue and other	$161,185	$(22,568)	$—	$4,020	$142,637
Equipment revenue	2,262	—	16,585	—	18,847
Total operating revenue	163,447	(22,568)	16,585	4,020	161,484
Cost of services	47,661	—	—	(1)	47,660
Cost of goods sold	8,061	(6,694)	16,585	—	17,952
Selling, general & administrative	43,042	(15,874)	—	(63)	27,105
Depreciation and amortization	41,773	—	—	—	41,773
Total operating expenses	140,537	(22,568)	16,585	(64)	134,490
Operating income (loss)	22,910	—	—	4,084	26,994
Other income (expense)	(6,832)	—	—	—	(6,832)
Income tax expense (benefit)	4,186	—	—	1,124	5,310
Net income (loss)	$11,892	$—	$—	$2,960	$14,852

Earnings (loss) per share
Basic	$0.24			$0.07	$0.31
Diluted	$0.24			$0.06	$0.30
Weighted average shares outstanding, basic	49,587				49,587
Weighted average shares outstanding, diluted	50,112				50,112

	Year Ended December 31, 2018
		Topic 606 Impact - CONSOLIDATED
($ in thousands, except per share amounts)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 12/31/2018
Service revenue and other	$632,340	$(86,637)	$—	$16,753	$562,456
Equipment revenue	8,298	—	60,100	—	68,398
Total operating revenue	640,638	(86,637)	60,100	16,753	630,854
Cost of services	193,860	—	—	162	194,022
Cost of goods sold	28,377	(24,518)	60,100	—	63,959
Selling, general & administrative	175,753	(62,119)	—	(412)	113,222
Depreciation and amortization	166,405	—	—	—	166,405
Total operating expenses	564,395	(86,637)	60,100	(250)	537,608
Operating income (loss)	76,243	—	—	17,003	93,246
Other income (expense)	(31,134)	—	—	—	(31,134)
Income tax expense (benefit)	10,926	—	—	4,591	15,517
Net income (loss)	$34,183	$—	$—	$12,412	$46,595

Earnings (loss) per share
Basic	$0.69			$0.25	$0.94
Diluted	$0.68			$0.25	$0.93
Weighted average shares outstanding, basic	49,542				49,542
Weighted average shares outstanding, diluted	50,063				50,063

(1)	Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs for both postpaid and prepaid, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the postpaid national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.
(2)	Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue and related costs from device sales are recorded gross. These amounts were approximately $63.8 million in 2017.
(3)	Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred and presented net of revenue, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 53 months. In Cable and Wireline, installation revenues are recognized over a period of approximately 10-11 months. The deferred balance as of December 31, 2018 is approximately $75.8 million and is classified on the balance sheet as current and non-current assets, as applicable.

The following tables identify the impact that the application of Topic 606 had on the Company's Wireless operations for the fourth quarter and full year 2018:

	Three Months Ended December 31, 2018
		Topic 606 Impact - WIRELESS
($ in thousands)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 12/31/2018
Service revenue	$115,187	$(22,568)	$—	$4,045	$96,664
Equipment revenue	2,066	—	16,585	—	18,651
Tower and other revenue	3,684	—	—	—	3,684
Total operating revenue	120,937	(22,568)	16,585	4,045	118,999
Cost of services	31,675	—	—	—	31,675
Cost of goods sold	7,943	(6,694)	16,585	—	17,834
Selling, general & administrative	27,719	(15,874)	—	—	11,845
Depreciation and amortization	31,668	—	—	—	31,668
Total operating expenses	99,005	(22,568)	16,585	—	93,022
Operating income (loss)	$21,932	$—	$—	$4,045	$25,977

	Year Ended December 31, 2018
		Topic 606 Impact - WIRELESS
($ in thousands)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 12/31/2018
Service revenue	$450,735	$(86,637)	$—	$16,720	$380,818
Equipment revenue	7,410	—	60,100	—	67,510
Tower and other revenue	14,327	—	—	—	14,327
Total operating revenue	472,472	(86,637)	60,100	16,720	462,655
Cost of services	131,166	—	—	—	131,166
Cost of goods sold	28,001	(24,518)	60,100	—	63,583
Selling, general & administrative	109,657	(62,119)	—	—	47,538
Depreciation and amortization	127,521	—	—	—	127,521
Total operating expenses	396,345	(86,637)	60,100	—	369,808
Operating income (loss)	$76,127	$—	$—	$16,720	$92,847

(1)	Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs for both postpaid and prepaid, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the postpaid national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.
(2)	Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue and related costs from device sales are recorded gross. These amounts were approximately $63.8 million in 2017.
(3)	Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred and presented net of revenue, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 53 months. The deferred balance as of December 31, 2018 is approximately $75.8 million and is classified on the balance sheet as current and non-current assets, as applicable.

Non-GAAP Financial Measures
In managing our business and assessing our financial performance, management supplements the information provided by the financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense, amortization of deferred costs related to the impacts of the adoption of Topic 606, and adjusted to include the benefit received from the waived management fee by Sprint. Continuing OIBDA is defined as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint. Adjusted OIBDA and Continuing OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes these measures facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of our peers and other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include, but are not limited to, the following:

  they do not reflect capital expenditures;
  they do not reflect the impacts of adoption of Topic 606;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The adoption of the new revenue standard did not impact Adjusted OIBDA.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the fourth quarter and full year 2018 and 2017:

Adjusted OIBDA and Continuing OIBDA

Three Months Ended December 31, 2018 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$25,977	$6,311	$3,178	$(8,472)	$26,994
Impact of ASC topic 606	(4,026)	(17)	(58)	—	(4,101)
Depreciation and amortization	31,668	6,339	3,604	162	41,773
Share-based compensation expense	—	—	—	381	381
Benefit received from the waived management fee (1)	9,599	—	—	—	9,599
Amortization of intangibles netted in rent expense	(30)	—	—	—	(30)
Actuarial (gains) losses on pension plans	—	—	—	(1,441)	(1,441)
Adjusted OIBDA	63,188	12,633	6,724	(9,370)	73,175
Waived management fee	(9,599)	—	—	—	(9,599)
Continuing OIBDA	$53,589	$12,633	$6,724	$(9,370)	$63,576

Three Months Ended December 31, 2017 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$11,907	$5,386	$5,393	$(4,576)	$18,110
Depreciation and amortization	33,922	5,898	3,293	142	43,255
(Gain) loss on asset sales	6	(128)	53	90	21
Share-based compensation expense	233	146	63	88	530
Benefit received from the waived management fee (1)	8,988	—	—	—	8,988
Amortization of intangibles netted in rent expense	(645)	—	—	—	(645)
Temporary back-office costs to support the billing operations through migration (2)	964	—	—	—	964
Actuarial gains on pension plans	—	—	—	(1,391)	(1,391)
Integration and acquisition related expenses, and other	1,187	—	—	(30)	1,157
Adjusted OIBDA	56,562	11,302	8,802	(5,677)	70,989
Waived management fee	(8,988)	—	—	—	(8,988)
Continuing OIBDA	$47,574	$11,302	$8,802	$(5,677)	$62,001

Year Ended December 31, 2018 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$92,847	$23,755	$17,865	$(41,221)	$93,246
Impact of ASC topic 606	(15,048)	(74)	(197)	—	(15,319)
Depreciation and amortization	127,521	24,644	13,673	567	166,405
Share-based compensation expense	—	—	—	4,959	4,959
Benefit received from the waived management fee (1)	37,763	—	—	—	37,763
Amortization of intangibles netted in rent expense	342	—	—	—	342
Actuarial (gains) losses on pension plans	—	—	—	(1,688)	(1,688)
Adjusted OIBDA	243,425	48,325	31,341	(37,383)	285,708
Waived management fee	(37,763)	—	—	—	(37,763)
Continuing OIBDA	$205,662	$48,325	$31,341	$(37,383)	$247,945

Year Ended December 31, 2017 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$34,139	$15,846	$20,965	$(24,440)	$46,510
Depreciation and amortization	139,610	23,968	12,829	600	177,007
(Gain) loss on asset sales	214	(243)	79	68	118
Share-based compensation expense	1,579	916	384	701	3,580
Benefit received from the waived management fee (1)	36,056	—	—	—	36,056
Amortization of intangibles netted in rent expense	1,528	—	—	—	1,528
Temporary back-office costs to support the billing operations through migration (2)	6,459	—	—	1	6,460
Actuarial gains on pension plans	—	—	—	(1,387)	(1,387)
Integration and acquisition related expenses, and other	10,793	—	—	237	11,030
Adjusted OIBDA	230,378	40,487	34,257	(24,220)	280,902
Waived management fee	(36,056)	—	—	—	(36,056)
Continuing OIBDA	$194,322	$40,487	$34,257	$(24,220)	$244,846

________________________________

(1)	Under our amended affiliate agreement, Sprint agreed to waive the Management Fees charged on both postpaid and prepaid revenues, up to $4.2 million per month, until the total amount waived reaches approximately $255.6 million, which is expected to occur in 2022.
(2)	Represents back-office expenses required to support former nTelos subscribers that migrated to Sprint back-office systems.

Segment Results

Three Months Ended December 31, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$96,664	$29,120	$5,469	$—	$—	$131,253
Equipment revenue	18,651	158	38	—	—	18,847
Other	2,414	2,309	6,661	—	—	11,384
Total external revenue	117,729	31,587	12,168	—	—	161,484
Internal revenue	1,270	1,312	6,533	—	(9,115)	—
Total operating revenue	118,999	32,899	18,701	—	(9,115)	161,484
Operating expenses
Cost of services	31,675	14,817	9,615	—	(8,447)	47,660
Cost of goods sold	17,834	98	20	—	—	17,952
Selling, general and administrative	11,845	5,334	2,284	8,310	(668)	27,105
Depreciation and amortization	31,668	6,339	3,604	162	—	41,773
Total operating expenses	93,022	26,588	15,523	8,472	(9,115)	134,490
Operating income (loss)	$25,977	$6,311	$3,178	$(8,472)	$—	$26,994

Three Months Ended December 31, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$106,468	$27,109	$5,087	$—	$—	$138,664
Equipment revenue	1,801	177	37	—	—	2,015
Other	2,011	2,119	6,808	—	—	10,938
Total external revenue	110,280	29,405	11,932	—	—	151,617
Internal revenue	1,242	1,092	8,740	—	(11,074)	—
Total operating revenue	111,522	30,497	20,672	—	(11,074)	151,617
Operating expenses
Cost of services	28,881	14,379	10,060	39	(10,382)	42,977
Cost of goods sold	5,569	(82)	67	—	—	5,554
Selling, general and administrative	30,056	4,916	1,858	4,425	(692)	40,563
Integration and acquisition expenses	1,186	—	—	(29)	—	1,157
Depreciation and amortization	33,925	5,898	3,293	140	—	43,256
Total operating expenses	99,617	25,111	15,278	4,575	(11,074)	133,507
Operating income (loss)	$11,905	$5,386	$5,394	$(4,575)	$—	$18,110

Year Ended December 31, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$380,818	$114,917	$21,521	$—	$—	$517,256
Equipment revenue	67,510	695	193	—	—	68,398
Other	9,311	8,585	27,304	—	—	45,200
Total external revenue	457,639	124,197	49,018	—	—	630,854
Internal revenue	5,016	4,706	28,124	—	(37,846)	—
Total operating revenue	462,655	128,903	77,142	—	(37,846)	630,854
Operating expenses
Cost of services	131,166	59,935	38,056	—	(35,135)	194,022
Cost of goods sold	63,583	295	81	—	—	63,959
Selling, general and administrative	47,538	20,274	7,467	40,654	(2,711)	113,222
Depreciation and amortization	127,521	24,644	13,673	567	—	166,405
Total operating expenses	369,808	105,148	59,277	41,221	(37,846)	537,608
Operating income (loss)	$92,847	$23,755	$17,865	$(41,221)	$—	$93,246

Year Ended December 31, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue
Service revenue	$431,184	$107,338	$20,388	$—	$—	$558,910
Equipment revenue	9,467	724	127	—	—	10,318
Other	9,478	7,855	25,430	—	—	42,763
Total external revenue	450,129	115,917	45,945	—	—	611,991
Internal revenue	4,949	3,245	33,308	—	(41,502)	—
Total operating revenue	455,078	119,162	79,253	—	(41,502)	611,991
Operating expenses
Cost of services	129,626	59,335	38,417	39	(38,696)	188,721
Cost of goods sold	22,653	14	119	—	—	22,786
Selling, general and administrative	118,257	19,999	6,923	23,564	(2,806)	165,937
Integration and acquisition expenses	10,793	—	—	237	—	11,030
Depreciation and amortization	139,610	23,968	12,829	600	—	177,007
Total operating expenses	420,939	103,316	58,288	24,440	(41,502)	565,481
Operating income (loss)	$34,139	$15,846	$20,965	$(24,440)	$—	$46,510

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	December 31, 2018 (3)	December 31, 2017 (4)
Postpaid:
Retail PCS subscribers - postpaid	795,176	736,597
Gross PCS subscriber additions - postpaid	190,334	173,871
Net PCS subscriber additions (losses) - postpaid	58,579	14,035
PCS average monthly retail churn % - postpaid	1.82%	2.04%
Prepaid:
Retail PCS subscribers - prepaid (1)	258,704	225,822
Gross PCS subscriber additions - prepaid (1)	150,662	151,926
Net PCS subscriber additions (losses) - prepaid (1)	32,882	19,150
PCS average monthly retail churn % - prepaid (1)	4.45%	5.07%

PCS market POPS (000) (2)	7,023	5,942
PCS covered POP (000) (2)	6,109	5,272
CDMA base stations (sites)	1,853	1,623
Towers owned	208	192
Non-affiliate cell site leases	193	192

_______________________________________________________

(1)	As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
(2)	"POPS" refers to the estimated population of a given geographic area. Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data. Historical periods previously referred to other third party population data and have been recast to refer to U.S. census data.
(3)	Beginning February 1, 2018 includes Richmond Expansion Area except for gross PCS subscriber additions.
(4)	Beginning April 6, 2017 includes Parkersburg Expansion Area except for gross PCS subscriber additions.

The subscriber statistics shown above include the following:

	February 1, 2018	April 6, 2017
	Expansion Area	Expansion Area
PCS subscribers - postpaid	38,343	19,067
PCS subscribers - prepaid (1)	15,691	4,517
Acquired PCS market POPS (000)	1,082	511
Acquired PCS covered POPS (000)	602	244
Acquired CDMA base stations (sites) (2)	105	—

_______________________________________________________

(1)	Excludes Lifeline subscribers.
(2)	As of December 31, 2018 we have shut down 107 overlap sites associated with the nTelos Area.

The following table shows selected operating statistics for Cable as of the dates shown:

	December 31, 2018	December 31, 2017
Homes passed (1)	185,133	184,910
Customer relationships (2)
Video users	41,269	44,269
Non-video customers	38,845	33,559
Total customer relationships	80,114	77,828
Video
Customers (3)	43,600	46,613
Penetration (4)	23.6%	25.2%
Digital video penetration (5)	78.8%	76.2%
Broadband
Available homes (6)	185,133	184,910
Users (3)	68,179	63,918
Penetration (4)	36.8%	34.6%
Voice
Available homes (6)	185,133	182,379
Users (3)	23,366	22,555
Penetration (4)	12.6%	12.4%
Total revenue generating units (7)	135,145	133,086
Fiber route miles	3,514	3,356
Total fiber miles (8)	138,648	122,011
Average revenue generating units	133,109	132,759

(1)	Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
(2)	Customer relationships represent the number of billed customers who receive at least one of our services.
(3)	Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
(4)	Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)	Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
(6)	Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
(7)	Revenue generating units are the sum of video, voice and high-speed internet users.
(8)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics for Wireline as of the dates shown:

	December 31, 2018	December 31, 2017
Long distance subscribers	9,452	9,078
Video customers (1)	4,742	5,019
Broadband customers	14,464	14,353
Fiber route miles	2,127	2,073
Total fiber miles (2)	161,552	154,165

_______________________________________________________

(1)	Wireline's video service passes approximately 16,500 homes.
(2)	Fiber Miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.